Filed pursuant to Rule 424(b)(5)
Registration No. 333-268346

Prospectus Supplement
(To Prospectus dated November 21, 2022)
         34,285,715 Shares of Common Stock
Warrants to Purchase up to 34,285,715 Shares of Common Stock
Up to 34,285,715 Shares of Common Stock underlying such Warrants
We are offering on a “reasonable best efforts” basis 34,285,715 shares of our common stock, par value $0.00001 per share (the “common stock”), together with warrants (the “warrants”) to purchase up to 100% of the shares of common stock purchased, or 34,285,715 shares. Each share of common stock will be sold with one warrant. The shares of common stock and warrants will be issued separately and will be immediately separable upon issuance but will be purchased together in this offering. The combined public offering price per share of common stock and accompanying warrant is $0.35. The warrants are exercisable at an exercise price of $0.35 per share, and will expire on the five year anniversary of the date of issuance. This prospectus supplement and the accompanying prospectus also registers the shares of common stock issuable upon the exercise of the warrants sold in this offering.
The shares issuable upon exercise of the warrants will be issued upon the exercise thereof.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “VLD.” On April 9, 2024, the closing sale price of our common stock was $0.4646 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to apply for a listing of the warrants or the Placement Agent warrants referred to below on any national securities exchange or other nationally recognized trading system.
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. See “Risk Factors” on page S-8 of this prospectus supplement, page 6 of the prospectus and the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
We have engaged A.G.P./Alliance Global Partners to act as our placement agent (the “Placement Agent”) in connection with the securities offered by this prospectus supplement. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use their reasonable best efforts to sell the securities offered by this prospectus supplement.
The securities are expected to be issued in a single closing and the combined public offering price per share of common stock and accompanying warrant will be fixed for the duration of this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.
We have agreed to pay the Placement Agent a fee based on the aggregate proceeds raised in this offering as set forth in the table below:

	Per Share and Accompanying Warrant	Total
Offering price	$0.35	$12,000,000
Placement Agent fees(1)	$0.0245	$840,000
Proceeds, before expenses, to us(2)	$0.3255	$11,160,000
__________________
(1)We have agreed to pay the Placement Agent a cash placement commission equal to seven percent (7.0%) of the aggregate proceeds from the sale of the securities sold in this offering. We have also agreed to issue the Placement Agent or its designees warrants to purchase a number of shares of common stock equal to five percent (5.0%) of the aggregate number of shares of common stock sold in this offering (the “Placement Agent warrants”) and to reimburse the Placement Agent for certain expenses incurred in connection with this offering. See “Plan of Distribution” beginning on page S-25 for additional information regarding the compensation to be paid to the Placement Agent.
(2)The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants being issued in this offering.
Delivery of the securities being offered pursuant to this prospectus supplement and the accompanying prospectus is expected to be made on or about April 12, 2024, subject to the satisfaction of certain closing conditions.
Sole Placement Agent
A.G.P.
The date of this prospectus supplement is April 10, 2024

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus dated November 21, 2022 are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in the accompanying prospectus in one or more offerings. Under this prospectus supplement, we are offering 34,285,715 shares of our common stock together with warrants to purchase up to 34,285,715 shares of common stock to investors in this offering, as well as Placement Agent warrants to purchase up to 1,714,286 shares of common stock to the Placement Agent, or its designees, as compensation in connection with this offering (and the shares of common stock issuable from time to time upon exercise of such warrants and Placement Agent warrants).
This prospectus supplement describes the terms of this offering of securities and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference into this prospectus supplement or the accompanying prospectus that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the Placement Agent has not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the Placement Agent take any responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are not, and the Placement Agent is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, in their entirety before making an investment decision.
Unless the context otherwise requires, references in this prospectus supplement to:
•“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to its domestication), and its consolidated subsidiaries following the closing of the Merger; and
•“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.
S-ii

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.
This prospectus supplement is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 3, 2024;
•our Current Reports on Form 8-K filed with the SEC on January 4, 2024 (but only with respect to Item 3.01 thereto), January 30, 2024, January 31, 2024 and April 2, 2024;
•our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2023 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2022); and
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus supplement, prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at

1 (408) 610-3915, or by sending a written request to Velo3D, Inc., 2710 Lakeview Court, Fremont, CA 94538, Attention: Investor Relations.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained in other parts of in this prospectus supplement and the accompanying prospectus, or incorporated by reference in this prospectus supplement from the filings with the SEC listed above under the heading “Where You Can Find More Information; Incorporation by Reference.” It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our securities, you should carefully read the entire prospectus supplement and the accompanying prospectus, including the risk factors and the financial statements and related notes included or incorporated by reference herein and therein. See “Cautionary Note Regarding Forward-Looking Statements.”
Company Overview
We seek to fulfill the promise of additive manufacturing (“AM”), also referred to as three-dimensional printing or 3D printing, to deliver breakthroughs in performance, cost, and lead time in the production of high value metal parts.
We produce a fully integrated hardware and software solution based on our proprietary laser powder bed fusion (“L-PBF”) technology, which greatly reduces and often eliminates the need for support structures. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly.
Our Sapphire family of systems gives our customers who are in space, aviation, defense, automotive, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures, and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers (“CMs”) who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger, and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
Recent Developments
Short-Term Liquidity
The audited consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and incorporated herein by reference were prepared assuming we would continue as a going concern. In the notes to these financial statements, we disclosed that: (i) we had incurred losses from operations and negative cash flows from operations in every year since inception and we expected this to continue for the foreseeable future; (ii) as of December 31, 2023, we had an accumulated deficit of $357.0 million and cash and investments on hand of approximately $31.1 million; (iii) our management believed that there was a substantial doubt concerning our ability to continue as a going concern; and (iv) as of the date of the issuance of these financial statements, we did not have sufficient liquidity to meet our operating needs and satisfy our obligations for at least 12 months from the date of issuance of these financial statements. In its audit report related to these financial statements, our independent registered public accounting firm, PricewaterhouseCoopers LLP, made reference to our disclosure regarding substantial doubt about our ability to continue as a going concern. We do not expect the funding received upon the completion of this offering to fully address the substantial doubt about our ability to continue as a going concern, and we expect we will need to engage in additional financings following the completion of this offering to fund our operations in the near term.
Preliminary Unaudited Financial Estimates for Three Months Ended March 31, 2024
On April 4, 2024, we issued a press release announcing certain updated bookings and backlog information, as well as certain preliminary, unaudited financial estimates for the three months ended March 31, 2024. The following discussion includes excerpts from this press release as well as certain supplemental information. We furnished this press release to the SEC in a Current Report on Form 8-K, which is not incorporated by reference into this prospectus supplement. Our final results for the three months ended March 31, 2024 will be set forth in a Quarterly Report on Form 10-Q that we will file with the SEC, and our final results could differ from these preliminary unaudited financial estimates.
We ended the three months ended March 31, 2024 with bookings of $17 million, and our backlog as of the three months ended March 31, 2024 was $23 million, with system deliveries expected to start in the second quarter of 2024.
For the three months ended March 31, 2024, we expect revenue in the range of $6 to $11 million as a significant majority of bookings occurred later in the quarter. We expect to start shipping these orders in the early part of the second quarter of 2024.
Gross margin (our gross profit as a percentage of revenue) for the three months ended March 31, 2024 will be in the range of (25)% to 10%.
Operating expenses, excluding one-time charges and stock-based compensation expense, will be in the range of $13 million to $18 million for the three months ended March 31, 2024.
We will continue to incur an operating loss for the three months ended March 31, 2024.
As of March 31, 2024, we had $14.3 million in cash and investments.
We have not completed the preparation of our condensed consolidated financial statements as of and for the periods ended March 31, 2024. The preliminary, unaudited financial estimates presented in this prospectus supplement for the three months ended March 31, 2024 are based on current expectations and are subject to adjustment, as we complete the preparation of our financial statements for the period ended March 31, 2024. These preliminary, unaudited financial estimates are not a comprehensive statement of our financial results for these periods and should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles. Actual results may differ materially from those disclosed in this prospectus supplement.
The preliminary financial data included in this “Prospectus Supplement Summary—Recent Developments—Preliminary Unaudited Financial Estimates for Three Months Ended March 31, 2024” section of this prospectus supplement have been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Corporate Information
We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation (“JAWS Spitfire”). On December 7, 2020, JAWS Spitfire completed its initial public offering of units. On September 29, 2021, JAWS Spitfire consummated a merger (the “Merger”) with Legacy Velo3D pursuant to the Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Spitfire Merger Sub, Inc., a Delaware corporation, and Legacy Velo3D, as amended. In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.
Our address is 2710 Lakeview Court, Fremont, CA 94538. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus supplement.

THE OFFERING

Common stock offered by us	34,285,715 shares of common stock.

Common stock to be outstanding immediately after this offering
292,704,410 shares, assuming no exercise of any warrants issued in this offering and no exercise of the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering.

Offering price per share of common stock and warrant	$0.35

Warrants offered by us
We are offering warrants to purchase an aggregate of up to 34,285,715 shares of our common stock. The shares of common stock are being sold together with the warrants. Each warrant has an exercise price of $0.35 per share, is immediately exercisable and will expire on the five year anniversary of the date of issuance. The shares of common stock and warrants are immediately separable and will be issued separately but will be purchased together in this offering

This prospectus supplement and accompanying prospectus also relate to the offering of the shares of common stock issuable upon exercise of the warrants. For additional information regarding the warrants, see “Description of the Warrants” below.

Placement Agent warrants
We will also issue Placement Agent warrants to purchase up to 1,714,286 shares of common stock to the Placement Agent (or its designees) as part of the compensation payable to the Placement Agent in connection with this offering. The Placement Agent warrants will be exercisable immediately upon issuance and will have substantially the same terms as the warrants described above, except that the Placement Agent warrants will have an exercise price of $0.385   per share (representing 110% of the exercise price of the warrants) and will expire five years from the commencement of the sales pursuant to this offering. This prospectus supplement and the accompanying base prospectus also register the shares of common stock issuable upon the exercise of the Placement Agent warrants. Please refer to “Plan of Distribution” for additional information with respect to the Placement Agent warrants.

Use of proceeds
We estimate the net proceeds to us from this offering will be approximately $10.86 million, assuming no exercise of any warrants issued in this offering, after deducting the Placement Agent’s fees and estimated offering expenses. We currently intend to use the net proceeds of this offering primarily for funding working capital and capital expenditures and other general corporate purposes, including repayment of the Secured Notes (as defined below) and other permitted indebtedness. See “Use of Proceeds” on page S-14 of this prospectus supplement.

Risk Factors
Investing in our securities involves significant risks. See the disclosure under the heading “Risk Factors” on page S-8 in this prospectus supplement and under similar headings in other documents incorporated by reference into this prospectus supplement.

NYSE listing	Our common stock is currently listed on the NYSE under the symbol “VLD.” There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to list the warrants or the Placement Agent warrants, nor do we expect such warrants to be quoted, on the NYSE or any other national securities exchange or any other nationally recognized trading system
The number of shares of our common stock to be outstanding after this offering is based on 258,418,695 shares of our common stock outstanding as of December 31, 2023, and excludes:
•13,152,359 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2023 at a weighted-average exercise price of $0.61 per share;
•20,066,204 shares of common stock issuable upon the vesting of and settlement of restricted stock units (“RSUs”) outstanding as of December 31, 2023;
•21,758,148 shares of common stock (the “Earn-Out Shares”) that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions;
•50,945,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2023, with a weighted-average exercise price of $3.38 per share;
•23,412,227 additional shares of common stock reserved for future issuance as of December 31, 2023 under our equity incentive plans, consisting of (1) 16,041,013 shares of common stock reserved for issuance under our 2021 Equity Incentive Plan (the “EIP”), and (2) 7,371,214 shares of common stock reserved for issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”); and
•The shares of common stock issuable upon exercise of the warrants issued in this offering or the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering.
The information set forth above does not reflect (i) 12,920,934 additional shares of common stock that became available for issuance under the EIP on January 1, 2024 pursuant to the evergreen provisions of the EIP providing for an annual 5% automatic increase in the number of shares reserved for issuance under the EIP, (ii) 2,584,186 additional shares of common stock that became available for issuance under the ESPP on January 1, 2024 pursuant to the evergreen provisions of the ESPP providing for an annual 1% automatic increase in the number of shares reserved for issuance under the ESPP, (iii) our issuance on April 1, 2023 of warrants (the “2024 Private Warrants”) to purchase 21,949,079 shares of our common stock an exercise price of $0.4556 per share in connection with an amendment (the “Second Note Amendment”) to our senior secured notes due 2026 (the “Secured Notes”), or (iv) the grant of options, the exercise of options, the grant of RSUs, the vesting and settlement of RSUs, or the forfeiture of options or RSUs, in each case, subsequent to December 31, 2023.
Unless otherwise indicated, all information in this prospectus supplement, including share and per share amounts, assumes no exercise of the warrants to purchase shares of our common stock issued in this offering and no exercise of the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering.

RISK FACTORS
Investment in the securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the risk factors described below, in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement, and all other information contained or incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Exchange Act. These risks are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. The occurrence of any of these risks might cause you to lose all or part of your investment in the securities.
Risks Related to This Offering
If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your investment.
If you invest in our common stock and the accompanying warrants in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per security and the pro forma as adjusted net tangible book value per share upon completion of this offering. As of December 31, 2023, our historical net tangible book value was approximately $68.3 million, or $0.26 per share of common stock. After giving effect to (i) the cash payment of $5.5 million to redeem a portion of the Secured Notes and the issuance of the 2024 Private Warrants on April 1, 2024 in connection with the Second Note Amendment, and (ii) the issuance and sale of 34,285,715 shares of common stock and warrants to purchase 34,285,715 shares of common stock in this offering , and after deducting the Placement Agent’s fees and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been $57.1 million, or $0.22 per share of our common stock. This represents an immediate decrease in net tangible book value of $0.04 per share to our existing stockholders, and an immediate dilution of $0.03 per share to new investors purchasing in this offering. As a result of the dilution to new investors, these investors may receive significantly less than the purchase price paid in this offering in the event of a sale or liquidation of our business. For more information, see “Dilution.”
In addition, if our outstanding options or warrants are exercised (including the warrants issued in this offering and the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering), our outstanding RSUs vest and settle, the Earn-Out Shares are issued, or the holders of the Secured Notes elect to receive any unpaid portion of the Event of Default Acceleration Amount (as defined in the Secured Notes) in shares of our common stock, you could experience further dilution. Further, if we issue additional equity awards, or if we issue additional shares of common stock or securities convertible, exercisable or exchangeable for our common stock, whether in connection with additional financings to fund our operations in the near term or otherwise, including sales of common stock pursuant to our sales agreement (the “Sales Agreement”), dated February 6, 2023, with Needham & Company, LLC (“Needham”), as agent, and our related prospectus supplement, as amended, under which we may offer and sell up to $75.0 million shares of our common stock from time to time in “at-the-market” offerings subject to the terms and conditions described in the Sales Agreement and SEC rules and regulations (our “Existing ATM Program”), or in connection with the exercise by certain affiliated institutional investors of their right to purchase up to an additional $35.0 million in aggregate principal amount of our secured convertible notes due 2026 (the “Additional Secured Convertible Notes”), our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock and the accompanying warrants offered in this offering.
Future sales, or the perception of future sales, of shares of our common stock could materially reduce the market price of our common stock.
Future issuances or sales of our common stock, or the perception in the market that the holders of a large number of our shares intend to sell such shares, could reduce the market price of our common stock, which would reduce the price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We had 258,418,695shares of common stock outstanding as of December 31, 2023. A substantial number of these outstanding shares are, and the securities sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”). In addition, as of December 31, 2023, we had outstanding options to purchase 13,152,359 shares of common stock, outstanding RSUs settleable for 20,066,204 shares of common stock and outstanding warrants to purchase 50,945,000 shares of common stock, and we were obligated to issue up to 21,758,148 Earn-Out Shares upon the achievement of certain vesting conditions. If these options or warrants are exercised, these RSUs vest and settle or the Earn-Out Shares are issued, it will result in additional shares becoming available for sale. Moreover, we have granted certain affiliated institutional investors the right to purchase up to $35.0 million of Additional Secured Convertible Notes. Furthermore, as of December 31, 2023, 16,041,013 shares of our common stock were reserved for future issuance under the EIP and 7,371,214 shares of our common stock were reserved for future issuance under the ESPP.
Upon the completion of this offering, approximately 7,022,846 shares of our outstanding common stock beneficially owned by our executive officers and directors will be subject to lock-up agreements with the Placement Agent of this offering that restrict the sale of shares of our common stock by those parties for a period of 90 days after the date of this prospectus. However, all of the shares sold in this offering (along with any shares issued upon exercise of the warrants sold in this offering and the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering) and the remaining shares of our common stock outstanding prior to this offering will not be subject to lock-up agreements with the Placement Agent or with us and, except to the extent such shares are held by our affiliates, will be freely tradable without restriction under the Securities Act. In addition, we have filed a prospectus, dated November 21, 2022, related to the offer and sale from time to time by certain selling stockholders of up to 115,961,301 shares of our common stock, and we have agreed to file with the SEC a registration statement to register the resale of the shares issuable upon the exercise of the 2024 Private Warrants. In the event additional shares of our common stock are sold in the public market, those sales could reduce the trading price of our common stock.
In the future, we may issue shares of our common stock for a variety of corporate purposes, including in connection with additional financings to fund our operations in the near term. In particular, we may offer and sell shares of our common stock from time to time pursuant to our Existing ATM Program. . The number of shares of our common stock that we may issue in the future may be significant as a percentage of our then-outstanding shares.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to fund working capital and capital expenditures and for other general corporate purposes. The failure by our management to apply these funds effectively could harm our business. Pending their use, and subject to our compliance with the covenants in the Secured Notes, we plan to invest the net proceeds from this offering in high-quality, short-term, interest-bearing obligations, investment-grade instruments or certificates of deposit. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
The price of our common stock may be volatile.
The trading price of our common stock has fluctuated, ranging from a closing price low of $0.2 to a closing price high of $2.49 during the twelve months ended March 31, 2024, and is likely to continue to fluctuate due to a variety of factors, including:
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements and our ability to continue as a going concern;

•our ability to service and comply with our indebtedness;
•our ability to satisfy NYSE listing rules;
•changes in the industries in which we and our customers operate;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about our or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•our failure or the failure of our competitors to meet securities analysts’ projections or guidance that our or our competitors may give to the market;
•changes in our financial, operating or other metrics, regardless of whether we consider those metrics as reflective of the current state or long-term prospects of our business, and how those results compare to securities analyst expectations, including whether those results fail to meet, exceed, or significantly exceed securities analyst expectations;
•additions and departures of key personnel;
•changes in laws and regulations affecting our business;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities, including sales of common stock pursuant to our Existing ATM Program, or the incurrence of additional debt, including in connection with the exercise by certain affiliated institutional investors of their right to purchase up to $35.0 million of the Additional Secured Convertible Notes;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions such as recessions, interest rates, fuel prices, inflation, bank failures, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism (including, for example, the ongoing war between Israel and Hamas and the ongoing war between Ukraine and Russia and the economic sanctions related thereto).
These market and industry factors may materially reduce the market price of our common stock regardless of our operating performance.
If we fail to comply with the continued listing requirements of the NYSE, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.
On December 28, 2023, we received a notice from the NYSE informing us that we are below compliance criteria pursuant to the continued listing standards set forth in Section 802.01C of the NYSE Listed Company Manual as the average closing price of our common stock is less than $1.00 per share over a consecutive 30 trading-day period (the “Minimum Share Price Requirement”). Pursuant to Section 802.01C of the NYSE Listed Company Manual, we will have until June 28, 2024 to regain compliance with the Minimum Share Price Requirement. We can regain compliance with the Minimum Share Price Requirement at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period or on the last day of the cure period, we have (i) a closing share price of at least $1.00, and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.
No assurance can be given that we will meet applicable NYSE continued listing standards or that future noncompliance will not occur. Failure to meet applicable NYSE continued listing standards could result in a delisting of our common stock from the NYSE, which could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. Your ability to sell or purchase our common stock when you wish to do so would also be impaired. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the inability to expand our business, potential loss of confidence by investors and employees, and fewer business development and strategic investment opportunities.
There is no public market for the warrants to purchase shares of our common stock being offered in this offering.
There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the NYSE. Without an active market, the liquidity of such warrants will be limited.
Holders of our warrants will have no rights as a common stockholder until they acquire our common stock.
Until you acquire shares of our common stock upon exercise of the warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of the warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
The warrants are speculative in nature.
The warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.35 per share. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants and consequently, whether it will ever be profitable for holders of the warrants to exercise such warrants.
This offering is being conducted on a “reasonable best efforts” basis.
The Placement Agent is offering the securities on a “reasonable best efforts” basis, and the Placement Agent is under no obligation to purchase any of the securities for its own account. The Placement Agent is not required to sell any specific number or dollar amount of securities in this offering but will use its best efforts to sell the securities offered by this prospectus supplement. As a “reasonable best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.
Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.
In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement to not (subject to certain exception) enter into any equity financings for 60 days from closing; and (iii) indemnification for breach of contract.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:
•our anticipated use of the net proceeds of this offering;
•our market opportunity;
•the ability to maintain the listing of our common stock on the NYSE, and the potential liquidity and trading of our common stock and the warrants;
•our ability to execute our business plan, which may be affected by, among other things, competition and our ability to grow and manage growth profitably, maintain relationships with customers and retain our key employees;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal control over financial reporting;
•our ability to service and comply with our indebtedness;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements and our ability to continue as a going concern;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our expectations regarding our strategic realignment and related initiatives, and our strategic business review process to explore alternatives in order to maximize stockholder value;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•macroeconomic conditions, including economic downturns or recessions, inflation, interest rate fluctuations, supply chain shortages and any lingering effects of the COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”

In addition, in “Prospectus Supplement Summary—Recent Developments—Preliminary Unaudited Financial Estimates for Three Months Ended March 31, 2024”, we have included certain preliminary unaudited financial estimates for the three months ended March 31, 2024.
The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein reflect our views and assumptions only as of the date of this prospectus supplement or such other document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.
We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS
We estimate the net proceeds to us from this offering will be approximately $10.86 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us, and assuming no exercise of any warrants issued in this offering and no exercise of the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering. If all of the warrants offered in this offering, and all of the Placement Agent warrants issued to the Placement Agent or its designees as compensation in connection with this offering, are fully exercised for cash, we would receive additional net proceeds of approximately $12.66 million. Further, we cannot predict when or if the warrants or the Placement Agent warrants will be exercised for cash. It is possible that the warrants or the Placement Agent warrants may expire and may never be exercised.
We currently intend to use any net proceeds from the sale of securities under this prospectus supplement primarily for funding working capital and capital expenditures and other general corporate purposes, including repayment of the Secured Notes and other permitted indebtedness.
The Secured Notes bear interest at 6.00% per year, payable quarterly in cash on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2024, and mature on August 1, 2026. When we repay principal on the Secured Notes pursuant to the terms of the Secured Notes, we are required to pay 120% of the principal amount repaid plus accrued and unpaid interest. As described in more detail in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated herein by reference, we issued the Secured Notes on November 28, 2023 in connection with an exchange offering to restructure and repay our then outstanding indebtedness.
The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, and subject to our compliance with the covenants in the Secured Notes, we plan to invest the net proceeds from this offering in high-quality, short-term, interest-bearing obligations, investment-grade instruments or certificates of deposit.

DESCRIPTION OF THE WARRANTS
The following is a summary of the material terms and provisions of the warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the forms of warrant, which will be filed with the SEC as exhibits to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.
Warrants
Duration and Exercise Price
Each warrant offered will have an initial exercise price of $0.35 per share. The warrants will be exercisable immediately and will expire on the five year anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Warrants will be issued separately from the common stock and may be transferred separately immediately thereafter. For each share of common stock purchased in this offering, one warrant will be issued. Each warrant is exercisable for one share of common stock.
Exercisability
The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.
Cashless Exercise
If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrants.
Fundamental Transaction
In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding voting securities, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. In certain circumstances, the holder will have the right to receive the Black Scholes Value of the warrant calculated pursuant to a formula set forth in the warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of our common stock as described in the warrants.

Transferability
Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant together with the appropriate instruments of transfer.
Exchange Listing
We do not intend to list the warrants on any securities exchange or nationally recognized trading system.
Right as a Stockholder
Except as otherwise provided in the warrants or by virtue of such holder’s ownership of, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.
Placement Agent Warrants
We have also agreed to issue to the Placement Agent (or its designees) the Placement Agent warrants to purchase up to 1,714,286 shares of common stock. The Placement Agent warrants will be exercisable immediately and will have substantially the same terms as the warrants described above, except that the Placement Agent warrants will have an exercise price of $0.385 per share (representing 110% of the exercise price of the warrants) and a termination date that will be five years from the commencement of the sales pursuant to this offering.

DILUTION
If you invest in our securities in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and accompanying warrant in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
As of December 31, 2023, our historical net tangible book value was approximately $68.3 million, or $0.26 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the total number of shares of our common stock outstanding as of December 31, 2023.
After giving effect to (i) the cash payment of $5.5 million to redeem a portion of the Secured Notes (the “Redemption Payment”) and the issuance of the 2024 Private Warrants on April 1, 2024 in connection with the Second Note Amendment, and (ii) the sale of 34,285,715 shares of our common stock and warrants to purchase 34,285,715 shares of common stock at the public offering price of $0.35 per share and accompanying warrant, and after deducting the Placement Agent’s fees and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately $57.1 million, or $0.22 per share of our common stock. This represents an immediate decrease in net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution of $0.03 per share to investors purchasing securities in this offering, as follows:

Public offering price per share and accompanying warrant		$0.35
Historical net tangible book value per share as of December 31, 2023	$0.26
Decrease in net tangible book value per share attributable to the Redemption Payment and the issuance of the 2024 Private Warrants in connection with the Second Note Amendment	$(0.04)
Pro forma net tangible book value per share as of December 31, 2023	$0.22
Increase in pro forma net tangible book value per share attributable to the offering	$0.02
Pro forma as adjusted net tangible book value per share, after this offering		$0.24
Dilution per share to investors purchasing shares and accompanying warrants in this offering		$0.03
The discussion and table above assume no exercise of the warrants sold in this offering or the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering.
The number of shares of our common stock to be outstanding after this offering is based on 258,418,695 shares of our common stock outstanding as of December 31, 2023, and excludes:
•13,152,359 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2023 at a weighted-average exercise price of $0.61 per share;
•20,066,204 shares of common stock issuable upon the vesting of and settlement of RSUs outstanding as of December 31, 2023;
•21,758,148 Earn-Out Shares that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions;
•50,945,000 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2023, with a weighted-average exercise price of $3.38 per share;
•23,412,227 additional shares of common stock reserved for future issuance as of December 31, 2023 under our equity incentive plans, consisting of (1) 16,041,013 shares of common stock reserved for issuance under our EIP, and (2) 7,371,214 shares of common stock reserved for issuance under our ESPP; and

•the shares of common stock issuable upon exercise of the warrants issued in this offering or the Placement Agent warrants to be issued to the Placement Agent, or its designees, as compensation in connection with this offering.
In addition, following the completion of this offering, we expect that we will need to engage in additional financings to fund our operations in the near term. If we raise additional capital through the sale of equity or convertible debt securities, you will experience further dilution.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of (i) shares of common stock acquired pursuant to this prospectus supplement (“shares of common stock”), (ii) warrants acquired with such shares of common stock (“warrants”), including their exercise and lapse, and (iii) shares of common stock received on the exercise of the warrants (“warrant shares”).
This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.
This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder.
This summary deals only with persons or entities who hold shares of common stock, warrants or warrant shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as: banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding shares of common stock, warrants or warrant shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding shares of common stock, warrants or warrant shares as a result of a constructive sale; entities that acquire shares of common stock, warrants and warrant shares that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships; real estate investment trusts; U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; holders that acquired shares of common stock, warrants, or warrant shares in connection with the exercise of employee stock options or otherwise as consideration for services; holders who hold shares of common stock or warrant shares as qualified small business stock for purposes of Sections 1045 or 1202 of the Code or as “section 1244 stock” for purposes of Section 1244 of the Code, that are S corporations or hybrid entities, who hold their shares of common stock, warrants, or warrant shares through individual retirement or other tax-deferred accounts, or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.
This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, net investment income tax or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, net investment income tax, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.
If an entity classified as a partnership for U.S. federal income tax purposes holds shares of common stock, warrants or warrant shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences to any such owner or entity. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.
This discussion of U.S. federal income tax considerations is for information purposes only and is not tax advice. Investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of common stock, warrants and warrant shares.
U.S. Holders
As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of common stock, warrants or warrant shares acquired pursuant to this prospectus supplement that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
Non-U.S. Holders
For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of common stock, warrants, or warrant shares acquired pursuant to this prospectus supplement that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.
Characterization of Purchases of Shares of Common Stock and Warrants
For U.S. federal income tax purposes, the purchase by U.S. Holders or Non-U.S. Holders of a share of common stock and a warrant under this prospectus supplement (together, a “unit”) will be treated as the purchase of two components: a component consisting of one share of common stock and a component consisting of a warrant to purchase one share of common stock. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock and the warrant that comprise each unit.
U.S. Holders
Exercise of Warrants
A U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a warrant share. A U.S. Holder’s initial tax basis in the warrant share received on the exercise of a warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the warrant minus (iii) the portion of the exercise price, if any, returned to the U.S. Holder in lieu of the issuance of a fractional share. A U.S. Holder’s holding period for the warrant share received on the exercise of a warrant will begin on the day after the warrant is exercised by the U.S. Holder.
The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Disposition of Warrants
A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of taxation. Deductions for capital losses are subject to limitations under the Code.
Expiration of Warrants Without Exercise
Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year. Deductions for capital losses are subject to limitations under the Code.
Certain Adjustments to the Warrants
Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution (see the more detailed discussion of the rules applicable to distributions made by us at “Distributions on Shares of Common Stock and Warrant Shares” below).
Distributions on Shares of Common Stock and Warrant Shares
We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future, such distributions made on shares of common stock and warrant shares generally would be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Dividends received by certain non-corporate U.S. Holders may be eligible for taxation at preferential rates provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the shares. Distributions in excess of our current and accumulated earnings and profits and a U.S. Holder’s adjusted tax basis in the shares will be treated as capital gain from the sale or exchange of such shares, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations. The tax treatment of distributions on shares of common stock and warrant shares must be determined separately for each block of stock (stock of the same class acquired on the same day at the same price).
Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares
Upon the sale, certain qualifying redemptions, or other taxable disposition of shares of common stock or warrant shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock or warrant shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of common stock or warrant shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for taxation at preferential rates. Deductions for capital losses are subject to limitations under the Code.

Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of dividends on shares of common stock and warrant shares and to the proceeds of a sale of shares of common stock, warrants or warrant shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.
Non-U.S. Holders
Exercise of Warrants
A Non-U.S. Holder generally will not recognize gain or loss for U.S. tax purposes on the exercise of a warrant and related receipt of a warrant share.
The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.
Expiration of Warrants without Exercise
Upon the lapse or expiration of a warrant, a Non-U.S. Holder will not recognize a capital loss unless such Non-U.S. Holder is otherwise subject to U.S. federal income tax.
Certain Adjustments to the Warrants
Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Shares of Common Stock and Warrant Shares” below.
Distributions on Shares of Common Stock and Warrant Shares
We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.
Cash distributions on shares of common stock and warrant shares generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will be applied against and reduce a Non-U.S. Holder’s tax basis in shares of common stock or warrant shares, to the extent thereof, and any excess will be treated as capital gain realized on the sale or other disposition of the shares and subject to tax in the manner described under the heading “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares,” below.
Any dividends paid to a Non-U.S. Holder with respect to shares of common stock or warrant shares that constitute dividends under the rules described above generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. A Non-U.S. Holder generally must deliver an IRS Form W-8ECI certifying under penalties of perjury that such dividends are effectively connected with a U.S. trade or business of the holder in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of shares of common stock or warrant shares who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) with respect to dividends received generally will be required to (i) complete an IRS Form W-8BEN or W-8BEN-E, as appropriate (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.
The certification requirements described above must be satisfied prior to the payment of dividends and may be required to be updated periodically. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares
In general, a Non-U.S. Holder of shares of common stock, warrants or warrant shares will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of such shares of common stock, warrants or warrant shares, unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will be taxed on a net income basis at the regular rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
•the Non-U.S. Holder is a nonresident alien present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or
•we are, or have been, a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period, if shorter). We do not believe that we are or have been a USRPHC and, even if we are or were a USRPHC, as long as our common stock is regularly traded on an established securities market, dispositions will not be subject to tax for a Non-U.S. Holder that has not held more than 5% of our common stock, actually or constructively, during the five-year period preceding such Non-U.S. Holder’s disposition (or the Non-U.S. Holder’s holding period, if shorter). There can be no assurance that our common stock will be regularly traded on an established securities market for purposes of the rules described above.
Information Reporting and Backup Withholding
We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder on the shares of common stock and warrant shares and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information sharing agreement. In addition, dividends paid to a Non-U.S. Holder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of shares of common stock or warrant shares within the U.S. or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or the holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act (“FATCA”)
In addition to, and separately from the withholding rules described above, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid or deemed paid in respect of shares of common stock or warrant shares to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally also would apply to payments of gross proceeds from the sale or other disposition of shares of common stock or warrant shares. Under proposed regulations, however, no withholding will apply with respect to payments of gross proceeds from a sale or other disposition of shares of common stock or warrant shares. The preamble to the proposed regulations specifies that taxpayers are permitted to rely on such proposed regulations pending finalization.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK, WARRANTS AND WARRANT SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

PLAN OF DISTRIBUTION
We have engaged A.G.P./Alliance Global Partners (the “Placement Agent”) to act as our exclusive placement agent, on a reasonable best-efforts basis, in connection with this offering subject to the terms and conditions of the placement agency agreement dated April 10, 2024. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent, and prospective investors. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We have entered into securities purchase agreements directly with the investors, at the investor’s option, who purchased our securities in this offering. Investors who did not enter into a securities purchase agreement shall rely solely on this prospectus supplement in connection with the purchase of our securities in this offering. We may not sell the entire amount of securities offered pursuant to this prospectus supplement.
The securities are expected to be issued in a single closing and the combined public offering price per share of common stock and accompanying warrant will be fixed for the duration of this offering. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.
We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.
Fees and Expenses
We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below.

	Per Share and Accompanying Warrant	Total
Public offering price	$0.35	$12,000,000
Placement agent fees(1)	$0.0245	$840,000
Proceeds, before expenses, to us(2)	$0.3225	$11,160,000
___________________
(1)We have agreed to pay the Placement Agent a cash placement commission equal to seven percent (7.0%) of the aggregate proceeds from the sale of the securities sold in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.
(2)The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the warrants or Placement Agent warrants being issued in this offering.
We have also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $150,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $150,000.
Placement Agent Warrants
In addition, we have agreed to issue to the Placement Agent, or its designees, at the closing of this offering, Placement Agent warrants to purchase five percent (5.0%) of the number of shares of our common stock sold in this offering (or Placement Agent warrants to purchase up to 1,714,286 shares of our common stock), at an exercise price of $0.385 per share (representing 110% of the exercise price of the warrants). The Placement Agent warrants and the shares of our common stock issuable upon exercise thereof are being registered hereby.
The Placement Agent warrants will be exercisable immediately and will expire five years from the commencement of sales in the offering.

Except as provided above, the Placement Agent warrants will have substantially the same terms as the warrants issued to the investors in the offering.
Regulation M
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:
•may not engage in any stabilization activity in connection with our securities; and
•may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.
Listing
Our common stock is listed on the NYSE under the trading symbol “VLD.” We do not intend to apply for a listing of the warrants or the Placement Agent warrants on any national securities exchange or other nationally recognized trading system.
Lock-Up Agreements
Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the date of this prospectus supplement, without first obtaining the written consent of the Placement Agent. Specifically, these individuals have agreed, in part, not to:
•sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended;
•enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;
•make any demand for or exercise any right with respect to the registration of any of our securities;
•publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;
•or other arrangement relating to any of our securities.
Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession or to satisfy withholding obligations for any equity award granted pursuant to the terms of our stock option/incentive plans, such as upon exercise, conversion, vesting, settlement, lapse of substantial risk of forfeiture, or other similar taxable event, in each case pursuant to “sale to cover” transactions.
In addition, we have agreed that, subject to certain exceptions, (i) we will not conduct any issuances of our common stock for a period of 60 days following closing of this offering and that (ii) we will not enter into a variable rate transaction for a period of 180 days following the closing of this offering.

Discretionary Accounts
The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Other Activities and Relationships
The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. On December 29, 2023, we closed a registered direct offering (the “RDO”) in which we issued: (i) 36,000,000 shares of our common stock, and (ii) warrants to purchase up to 36,000,000 shares of our common stock (the “RDO warrants”). The offering price per share of common stock and accompanying RDO warrant was $0.50 and we raised gross proceeds of approximately $18.0 million, before expenses. A.G.P./Alliance Global Partners acted as the placement agent in connection with this offering and received a cash fee equal to seven percent (7.0%) of the gross proceeds and reimbursement of certain of its expenses in an aggregate amount up to $150,000. In addition, A.G.P./Alliance Global received placement agent warrants (the “RDO placement agent warrants”) to purchase such number of shares of common stock equal to five percent (5.0%) of the aggregate number of shares of common stock sold in the RDO, or an aggregate of 1,800,000 shares of common stock. The RDO placement agent warrants have substantially the same terms as the warrants issued in the offering, except that the RDO placement agent warrants have an exercise price of $0.6215 per share (representing 110% of the exercise price of the RDO warrants) and expire five years from the commencement of the RDO.

LEGAL MATTERS
Fenwick & West LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of the Company. The Placement Agent is being represented by Blank Rome LLP, New York, New York.
EXPERTS
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
$300,000,000
Velo3D, Inc.
Common Stock, Preferred Stock,
Debt Securities, Warrants, Subscription Rights and Units
From time to time, we may offer up to $300,000,000 aggregate dollar amount of shares of our common stock or preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase our common stock, preferred stock or debt securities and/or units consisting of some or all of these securities, in any combination, together or separately, in one or more offerings, in amounts, at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and, if permitted, any related free writing prospectus. The prospectus supplement and, if permitted, any related free writing prospectus may also add, update or change information contained in this prospectus. The total amount of these securities will have an initial aggregate offering price of up to $300,000,000.
You should read this prospectus, the information incorporated, or deemed to be incorporated, by reference in this prospectus, and any applicable prospectus supplement and, if permitted, related free writing prospectus carefully before you invest.
Our common stock and public warrants are traded on the New York Stock Exchange (the “NYSE”) under the symbols “VLD” and “VLD WS,” respectively. On November 9, 2022, the last reported sales price of our common stock was $2.13 per share and the last reported sales price of our public warrants was $0.30 per warrant. The applicable prospectus supplement and, if permitted, any related free writing prospectus will contain information, where applicable, as to any other listing on the NYSE or any securities market or exchange of the securities covered by the prospectus supplement and, if permitted, any related free writing prospectus.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements. An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 6 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2021, beginning on page 48 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, beginning on page 55 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and beginning on page 57 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated by reference in this prospectus, before investing in our securities.
Common stock, preferred stock, debt securities, warrants, subscription rights and/or units may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, discounts or commissions, details regarding over-allotment options, if any, and the net proceeds to us will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is  November 21, 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $300,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Information by Reference.”
Neither we, nor any agent, underwriter or dealer have authorized anyone to give you any information or to make any representation other than the information and representations contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We and any agent, underwriter or dealer take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. You may not imply from the delivery of this prospectus and any applicable prospectus supplement, nor from a sale made under this prospectus and any applicable prospectus supplement, that our affairs are unchanged since the date of this prospectus and any applicable prospectus supplement or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any applicable prospectus supplement or any sale of a security. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the securities.
THIS PROSPECTUS MAY NOT BE USED TO OFFER AND SELL SECURITIES UNLESS IT IS ACCOMPANIED BY AN ADDITIONAL PROSPECTUS OR A PROSPECTUS SUPPLEMENT.
Unless the context otherwise requires, references in this prospectus to:
•“JAWS Spitfire” refer to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein);
•“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the closing of the Merger; and
•“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Board” or “Board of Directors” means the board of directors of the Company.
“Bylaws” means the restated bylaws of the Company.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Merger Sub and Legacy Velo3D, as amended by Amendment #1 to Business Combination Agreement dated as of July 20, 2021.
“Certificate of Incorporation” means the restated certificate of incorporation of the Company.
“common stock” means the shares of common stock, par value $0.00001 per share, of the Company.
“Closing” means the closing of the Merger.
“Closing Date” means September 29, 2021.
“Company” means Velo3D following the Closing and to Legacy Velo3D prior to the Closing.
“Domestication” means the domestication contemplated by the Business Combination Agreement, whereby JAWS Spitfire effected a deregistration and a transfer by way of continuation from the Cayman Islands to the State of Delaware, pursuant to which JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“IPO” means the Company’s initial public offering, consummated on December 7, 2020, of 34,500,000 units (including 4,500,000 units that were issued to the underwriters in connection with the exercise in full of their over-allotment option) at $10.00 per unit.
“JAWS Spitfire” refers to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Closing.
“Legacy Velo3D” means Velo3D, Inc., a Delaware corporation (n/k/a Velo3D US, Inc.), prior to the Closing.
“Merger” means the merger contemplated by the Business Combination Agreement, whereby Merger Sub merged with and into Legacy Velo3D, with Legacy Velo3D surviving the merger as a wholly-owned subsidiary of the Company on the Closing Date.
“Merger Sub” means Spitfire Merger Sub, Inc., a Delaware corporation.
“NYSE” means the New York Stock Exchange.
“private placement warrants” means the 4,450,000 warrants originally issued to the Sponsor in a private placement in connection with our IPO.
“public warrants” means the 8,625,000 warrants included in the units issued in our IPO.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Spitfire Sponsor LLC, a Delaware limited liability company.

“Velo3D” refers to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the Closing.
“Warrant Agreement” means the warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent, governing the terms of the private placement warrants and the public warrants.

PROSPECTUS SUMMARY
This summary may not contain all the information that you should consider before investing in our securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before making an investment decision.
Company Overview
We seek to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
We produce a full-stack hardware and software solution based on our proprietary laser powder bed fusion technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
The Securities We May Offer
With this prospectus, we may offer shares of our common stock or preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase our common stock, preferred stock or debt securities, and/or units consisting of some or all of these securities in any combination. The aggregate offering price of securities that we offer with this prospectus will not exceed $300,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.
Common Stock
We may offer shares of our common stock, par value $0.00001 per share.

Preferred Stock
We may offer shares of our preferred stock, par value $0.00001 per share, in one or more series. Our board of directors (the “Board”) or a committee designated by the Board will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of our liquidation, dissolution or the winding up, voting rights and rights to convert into common stock.
Debt Securities
We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.” Our Board will determine the terms of each series of debt securities being offered.
We will issue the debt securities under an indenture between us and a trustee. In this prospectus, we have summarized general features of the debt securities from the indenture. We encourage you to read the indenture, which is an exhibit to the registration statement of which this prospectus is a part. The actual indenture we enter into in connection with an offering of debt securities may differ significantly from the form of indenture we have filed.
Warrants
We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. We may issue warrants independently or together with other securities. Our Board will determine the terms of the warrants.
Subscription Rights
We may offer subscription rights for the purchase of common stock, preferred stock or debt securities. We may issue subscription rights independently or together with other securities. Our Board will determine the terms of the subscription rights.
Units
We may offer units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the related prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.
Corporate Information
We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation. On December 7, 2020, JAWS Spitfire completed the IPO. On September 29, 2021, JAWS Spitfire consummated the Merger with Legacy Velo3D pursuant to the Business Combination Agreement. In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.
Our address is 511 Division Street, Campbell, CA 95008. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider the risk factors described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated herein by reference, in addition to the factors set forth below and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our securities. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. See “Where You Can Find More Information,” “Incorporation of Information by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus and the documents incorporated by reference herein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:
•our market opportunity;
•the ability to maintain the listing of our common stock and the public warrants on the NYSE, and the potential liquidity and trading of such securities;
•the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, our ability to grow and manage growth profitably and retain our key employees;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal control over financial reporting;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•the effect of the ongoing COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our views and assumptions only as of the date of this prospectus or such document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.
We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF INFORMATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 28, 2022;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 12, 2022, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 14, 2022;
•our Current Reports on Form 8-K filed with the SEC on March 2, 2022 (but only with respect to Item 5.02 thereto), June 10, 2022, July 15, 2022, and July 29, 2022.
•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any subsequent amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408) 610-3915, or by sending a written request to Velo3D, Inc., 511 Division Street, Campbell, California 95008, Attention: Investor Relations.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Unless we state otherwise in the applicable prospectus supplement, pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus to one or more underwriters for public offering and sale by them, and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in jurisdictions where we are authorized to do so. We may distribute the securities from time to time in one or more transactions:
•at a fixed price or prices, which may be changed;
•at market prices prevailing at the time of sale;
•at prices related to such prevailing market prices; or
•at negotiated prices.
We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase securities as a principal for resale at varying prices to be determined by the dealer.
If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers, or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. We may grant underwriters who participate in the distribution of our securities under this prospectus an option to purchase additional securities to cover any over-allotments in connection with the distribution.
The securities we offer under this prospectus may or may not be listed through the NYSE or any other securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such short positions by making purchases in the open market or by exercising their option to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We may issue to our existing security holders, through a dividend or similar distribution, subscription rights to purchase our securities, which may or may not be transferable. In any distribution of subscription rights to our existing security holders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. The applicable prospectus supplement will describe the specific terms of any offering of our securities through the issuance of subscription rights, including, if applicable, the material terms of any standby underwriting or purchase arrangement.
We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and they may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in these sale transactions will be an underwriter and will be identified in the applicable prospectus supplement. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. The financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
We will file a prospectus supplement to describe the terms of any offering of our securities covered by this prospectus. The prospectus supplement will disclose:
•the terms of the offer;
•the names of any underwriters, including any managing underwriters, as well as any dealers or agents;
•the purchase price of the securities from us;
•the net proceeds to us from the sale of the securities;
•any delayed delivery arrangements;
•any over-allotment or other options under which underwriters, if any, may purchase additional securities from us;
•any underwriting discounts, commissions or other items constituting underwriters’ compensation, and any commissions paid to agents;
•in a subscription rights offering, whether we have engaged dealer-managers to facilitate the offering or subscription, including their name or names and compensation;
•any public offering price; and
•other facts material to the transaction.
We will bear all or substantially all of the costs, expenses and fees in connection with the registration of our securities under this prospectus. The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK
The following summary sets forth certain material terms and provisions of our capital stock. This description also summarizes relevant provisions of the General Corporation Law of Delaware (the “DGCL”). The following description is a summary and does not purport to be a complete description of the rights and preferences of our capital stock. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our restated certificate of incorporation (our “Certificate of Incorporation”) and our restated bylaws (our “Bylaws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the DGCL for additional information.
General
The total amount of our authorized share capital consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of November 7, 2022, we had 186,418,770 shares of common stock outstanding held of record by 201 holders and no shares of preferred stock outstanding.
Common Stock
Voting rights
Each holder of common stock is entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of common stock are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Dividend rights
Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of common stock are entitled to receive ratably, in proportion to the number of shares of common stock held by them, such dividends and other distributions in cash, stock or property of our company when, as and if declared thereon by the Board from time to time out of assets or funds of our company legally available therefor.
Rights upon liquidation
Subject to the rights of holders of preferred stock, if any, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding-up, if any, our remaining net assets will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding-up, equally on a per-share basis.
Other rights
No holder of shares of common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that we may issue in the future.
Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board currently consists of nine (9) directors, which are divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast is sufficient to elect such directors to the Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor has been elected and qualified.
Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than 2/3 of our outstanding voting stock (as defined below) then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized But Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the common stock (or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Board and may not be called by the stockholders or any other person or persons. Such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. Furthermore, the DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and the Bylaws do not provide for cumulative voting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then-outstanding shares of common stock entitled to vote thereon; provided, however, that if at least 66-2/3% of the entire Board have approved such amendment or repeal of any provision of the Certificate of Incorporation, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of 66-2/3% of our outstanding voting stock entitled to vote on such amendment or repeal, voting as a single class, provided that if 66-2/3% of the entire Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “Business Combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in the name of our company, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States is the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Transfer Agent
The transfer agent for common stock is Continental Stock Transfer & Trust Company
New York Stock Exchange Listing
Our common stock is traded on the NYSE under the symbol “VLD.”

DESCRIPTION OF DEBT SECURITIES
General
We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included, which we refer to as the “base indenture,” and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered and sold will be filed as exhibits to the registration statement and/or will be incorporated by reference from reports that we file with the SEC. The actual base indenture we enter into in connection with an offering of debt securities may differ significantly from the form of base indenture we have filed. The base indenture, as amended or supplemented from time to time by one or more supplemental indentures, is referred to below collectively as the “indenture.” The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.
We may offer under this prospectus up to an aggregate principal amount of $300,000,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an aggregate public offering price of up to $300,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.
We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:
•the title of the series;
•the aggregate principal amount, and, if a series, the total amount authorized and the total amount outstanding;
•the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•any limit on the aggregate principal amount;
•the date or dates on which principal is payable;
•the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•the place or places where principal and, if applicable, premium and interest, is payable;
•the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;
•whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);

•the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•the currency of denomination;
•the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;
•if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;
•the provisions, if any, relating to any collateral provided for such debt securities;
•any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the base indenture;
•any events of default, if not otherwise described below under “Events of Default”;
•the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;
•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and
•the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness.
We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Debt securities offered under this prospectus and any prospectus supplement may be subordinated in right of payment to certain of our outstanding senior indebtedness. In addition, we will seek the consent of the holders of any such senior indebtedness prior to issuing any debt securities under this prospectus to the extent required by the agreements evidencing such senior indebtedness.
Registrar and Paying Agent
The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for shares of our common stock. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:
•the conversion or exchange price;
•the conversion or exchange period;
•provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;
•events requiring adjustment to the conversion or exchange price;
•provisions affecting conversion or exchange in the event of our redemption of the debt securities; and
•any anti-dilution provisions, if applicable.
Registered Global Securities
If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.
The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of us, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.
No Protection in the Event of Change of Control
The base indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.
Covenants
Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Merger, Consolidation or Sale of Assets
The form of base indenture provides that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:
•we are the surviving person of such merger or consolidation, or if we are not the surviving person, the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and
•immediately before and immediately after giving effect to the transaction on a pro forma basis, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.
Events of Default
Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:
•we fail to pay any principal or premium, if any, when it becomes due;
•we fail to pay any interest within 30 days after it becomes due;
•we fail to observe or perform any other covenant in the debt securities or the indenture for 90 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and
•certain events involving bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries
The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.
If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:
•all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;
•all lawful interest on overdue interest and overdue principal has been paid; and
•the rescission would not conflict with any judgment or decree.
In addition, if the acceleration occurs at any time when we have outstanding indebtedness that is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.
If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.
The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.
No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:
•the holder gives to the trustee written notice of a continuing event of default;
•the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;
•the trustee fails to institute a proceeding within 60 days after such request; and
•the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.
These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.
We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.
Modification and Waiver
From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:
•to provide that the surviving entity following a change of control permitted under the indenture will assume all of our obligations under the indenture and debt securities;
•to provide for certificated debt securities in addition to uncertificated debt securities;
•to comply with any requirements of the SEC under the Trust Indenture Act of 1939;
•to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
•to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and
•to appoint a successor trustee under the indenture with respect to one or more series.
From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:
•reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;
•reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;
•reduce the principal of or change the stated maturity of the debt securities;
•make any debt security payable in money other than that stated in the debt security;

•change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;
•waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;
•waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or
•take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:
•to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):
1.to register the transfer or exchange of such debt securities;
2.to replace temporary or mutilated, destroyed, lost or stolen debt securities;
3.to compensate and indemnify the trustee; or
4.to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
•to be released from our obligations with respect to the debt securities under certain covenants contained in the base indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).
In order to exercise either defeasance option, we must irrevocably deposit with the trustee or other qualifying trustee, in trust for that purpose:
•money;
•U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) that through the scheduled payment of principal and interest in accordance with their terms will provide money; or
•a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;
that, in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.
In addition, defeasance may be effected only if, among other things:
•in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;
•in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;
•in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and
•certain other conditions described in the indenture are satisfied.
If we fail to comply with our remaining obligations under the base indenture and applicable supplemental indenture after a covenant defeasance of the base indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.
The term “U.S. Government Obligations” as used in the above discussion means securities that are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.
The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.
Regarding the Trustee
We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.
The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.
No Individual Liability of Incorporators, Stockholders, Officers or Directors
The indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS
The following summary sets forth certain material terms and provisions of our outstanding warrants to purchase 8,625,000 shares of common stock that we issued in our IPO (the “public warrants”), our outstanding warrants to purchase 4,450,000 shares of common stock that we issued in a private placement in connection with our IPO (the “private placement warrants”) and the warrant agreement governing our public warrants and our private placement warrants (the “Warrant Agreement”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, the following summary sets forth certain terms and provisions of the additional warrants we may offer pursuant to this prospectus.
Existing Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on December 7, 2021, provided in each case that we have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. The warrants will expire September 29, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
We have agreed to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement, provided that if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. During any period when we will have failed to maintain an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00
We may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00
We may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock, except as otherwise described below;
•if, and only if, the closing price of the shares of our common stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;
•if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and
•if, and only if, there is an effective registration statement covering the issuance of our common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of common stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
If we call the warrants for redemption when the price per share of common stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management team does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.     If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per shares of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) ”historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of share of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in JAWS Spitfire’s prospectus for the IPO but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants will not be redeemable by us, except as described above when the price per share of common stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
Warrant Agent
The warrant agent for our public warrants and private placement warrants is Continental Stock Transfer & Trust Company.
New York Stock Exchange Listing
Our public warrants are traded on the NYSE under the symbol “VLD WS.”
Additional Warrants
In addition, we may issue additional warrants for the purchase of our debt securities, preferred stock, common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:
•the title of the debt warrants;
•the offering price for the debt warrants, if any;
•the aggregate number of the debt warrants;
•the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;
•if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;
•the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;
•the dates on which the right to exercise the debt warrants will commence and expire;
•if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;
•whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;
•information with respect to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material U.S. federal income tax considerations;
•the antidilution provisions of the debt warrants, if any;

•the redemption or call provisions, if any, applicable to the debt warrants;
•any provisions with respect to the holder’s right to require us to repurchase the debt warrants upon a change in control or similar event; and
•any additional terms of the debt warrants, including procedures and limitations relating to the exchange, exercise, and settlement of the debt warrants.
Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.
Equity Warrants
The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of warrants;
•the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;
•if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;
•the dates on which the right to exercise the warrants shall commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material U.S. federal income tax considerations;
•the antidilution provisions of the warrants, if any;
•the redemption or call provisions, if any, applicable to the warrants;
•any provisions with respect to a holder’s right to require us to repurchase the warrants upon a change in control or similar event; and
•any additional terms of the warrants, including procedures and limitations relating to the exchange, exercise and settlement of the warrants.
Holders of equity warrants will not be entitled to:
•vote, consent, or receive dividends;

•receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or
•exercise any rights as stockholders.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our common stock, preferred stock or debt securities. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:
•the price, if any, for the subscription rights;
•the exercise price payable for our common stock, preferred stock or debt securities upon the exercise of the subscription rights;
•the number of subscription rights to be issued to each stockholder;
•the number and terms of our common stock, preferred stock or debt securities which may be purchased per each subscription right;
•the extent to which the subscription rights are transferable;
•any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and
•if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.
The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
We may issue units consisting of some or all of the securities described above, in any combination, including common stock, preferred stock, warrants and/or debt securities. The terms of these units will be set forth in a prospectus supplement. The description of the terms of these units in the applicable prospectus supplement will not be complete. You should refer to the applicable form of unit and unit agreement for complete information with respect to these units.

LEGAL MATTERS
Fenwick & West LLP, New York, New York, will issue an opinion about certain legal matters with respect to the securities. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        34,285,715 Shares of Common Stock
Warrants to Purchase up to 34,285,715 Shares of Common Stock
Up to 34,285,715 Shares of Common Stock underlying such Warrants

PROSPECTUS SUPPLEMENT
Sole Placement Agent
A.G.P.
April 10, 2024